January 2, 2001

FROM:                                              FOR:
Padilla Speer Beardsley Inc.                       Donaldson Company, Inc.
224 Franklin Avenue West                           P.O. Box 1299
Minneapolis, Minnesota  55404                      Minneapolis, Minnesota  55440
                                                   (NYSE: DCI)

                                                   Rich Sheffer
                                                   (952) 887-3753



FOR IMMEDIATE RELEASE


                 DONALDSON COMPANY ANNOUNCES RESIGNATION OF CFO

MINNEAPOLIS, January 2, 2001 -- Donaldson Company, Inc. (NYSE:DCI), announced today the resignation of Thomas W. VanHimbergen, Senior Vice President and Chief Financial Officer, effective immediately. VanHimbergen is leaving the Company to pursue other interests. The Company will begin a search for a new chief financial officer immediately.

         Donaldson Company, Inc., headquartered in Minneapolis, Minnesota, is a leading worldwide provider of filtration systems and replacement parts. Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the industrial and engine markets including dust collection, power generation, specialty filtration, off-road equipment, trucks, and automotive. Over 8,400 employees contribute to the company's success at roughly 40 manufacturing locations around the world. In fiscal year 2000, Donaldson reported record sales of over $1 billion and achieved its eleventh consecutive year of double-digit earnings growth. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI.

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